Exhibit 99.1

          Wild Oats Markets, Inc. Reports Third Quarter 2004 Results

    BOULDER, Colo., Nov. 4 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the third quarter and nine months ended September 25, 2004.

    Net sales in the third quarter of 2004 increased 5.8 percent to $250.7 million, compared to $237.0 million in the third quarter of 2003. The year-over-year sales increase was driven by 12 new stores, which offset the closure of seven stores in the 12-month period, two of which were relocations. Wild Oats opened one Wild Oats Natural Marketplace in Cincinnati, Ohio and two Henry's Farmers Markets in Corona and Fullerton, Calif. in the third quarter of 2004. Additionally, the Company closed one store in Colorado Springs, Colo. as part of the completion of a relocation, and relocated one store in Vancouver, Wash. in September. Wild Oats ended the third quarter with
2.37 million square feet, which is an 8.8 percent increase from the third quarter of 2003. Weighted average square footage in the third quarter of 2004 was 2.32 million, an 8.4 percent increase compared with third quarter 2003 weighted average square footage of 2.14 million.

    Net sales for the first nine months of 2004 were $766.2 million, which is a 7.1 percent increase compared to net sales of $715.3 million in the first nine months of 2003. In addition to the contribution from new stores, year-to-date net sales were bolstered by the positive benefit of the California United Food and Commercial Workers strike against conventional grocery retailers in Southern California, which concluded February 29, 2004. While the strike had a positive impact on sales in the first quarter, second and third quarter sales were adversely affected by conventional grocers' overly aggressive promotional activity in Southern California.

    Comparable store sales declined 0.6 percent in the third quarter of 2004, compared with an increase of 0.8 percent in last year's third quarter. As previously announced, intense competition in certain geographic regions -- primarily Southern California and Texas -- caused negative comparable store sales throughout the third quarter in approximately one-third of the Company's store base. As a result, comparable store customer traffic in the third quarter of 2004 was negative 4.1 percent and comparable store average transaction size per customer was positive 3.5 percent.

    Wild Oats reported a net loss of ($6.1 million), or ($0.21) per share in the third quarter of 2004, compared with a net loss of ($861,000), or ($0.03) per share in the same period last year. Included in third quarter 2004 results are approximately $2.1 million in pre-tax restructuring charges, or $0.05 per share, primarily related to the Company's previously announced reorganization, the closure of two stores and asset impairment charges related to two stores. Additionally, the third quarter net loss included $1.4 million in other non-recurring charges, or $0.03 per share, related to costs to complete the review and correction of certain administrative practices in the Company's 401(k) retirement plan dating back to 1999. The Company reported a net loss of ($3.3 million), or ($0.11) per share, in the first nine months of 2004 compared with net income of $2.8 million, or $0.09 per share, in the first nine months of 2003.

    As previously announced, investments made in pricing and promotions to build sales in regions affected by on-going competition and the impact on margins from new stores caused gross margins to decline in the quarter. Pressure on gross margins coupled with the above-described nonrecurring charges, resulted in the net loss in the third quarter and first nine months of 2004. Based on the operating results to date, the Company expects gross margin to be approximately 28.0 percent for the full year and the net loss for the full year to be between $0.13 and $0.17 per share.

    "Our results for the third quarter were unsatisfactory, but we believe we needed to take aggressive action to build our customer traffic and sales back in regions affected by intense competitive activity," said Perry D. Odak, President and Chief Executive Officer. "The investments we are making in pricing and promotions have begun to drive sales improvement in the fourth quarter. We are encouraged by this momentum and will continue to invest in our business in the fourth quarter to ultimately drive profitable growth for Wild Oats Markets."

    Wild Oats reported gross profit of $68.9 million, or 27.5 percent of sales, in the third quarter of 2004, compared with $68.9 million, or
29.1 percent of sales, in the third quarter of 2003. The decline in gross margins in the third quarter was largely due to pricing and promotional activity in response to competition in certain geographic regions, which had an estimated 130-basis-point negative impact on gross margins in the quarter. Additionally, having a greater number of new stores in the Company's portfolio, which initially have lower gross margins than the Company average, adversely affected overall gross margins by 30 basis points in the third quarter. Wild Oats generated gross profit of $219.2 million, or 28.6 percent of sales in the first nine months of 2004, compared with $210.9 million, or
29.5 percent of sales in the same period last year.

    Direct store expenses increased 9.0 percent to $57.9 million in the third quarter of 2004, compared with $53.1 million in the third quarter of 2003. This increase was the result of higher store payroll expenses required for new stores, and continued increases in benefits and insurance costs.
Additionally, the aforementioned non-recurring charge related to correction costs determined through a review of the 401(k) plan administrative practices added approximately $1.0 million to direct store expenses in the third quarter. As a result of these factors, direct store expenses as a percent of sales increased to 23.1 percent from 22.4 percent in the third quarter of 2003. Direct store expenses in the year-to-date period were $171.2 million, or 22.3 percent of sales, compared with $154.3 million, or 21.6 percent of sales, in the same period in 2003.

    Store contribution was $11.0 million, or 4.4 percent of sales, in the third quarter of 2004, a 30.4 percent decline compared to $15.8 million, or
6.6 percent of sales, in the third quarter of 2003. This was due to the above-mentioned decline in gross margins and increase in direct store expenses. Store contribution for the first nine months of 2004 was $47.9 million, or 6.3 percent of sales, a 15.4 percent decline compared with $56.6 million, or 7.9 percent of sales in the same period last year.

    Selling, General & Administrative expenses (SG&A) in the third quarter of 2004 were $15.5 million, or 6.2 percent of sales, compared with $15.5 million, or 6.5 percent of sales in the prior year third quarter. SG&A expenses were flat year-over-year as savings from the Company's reorganization in the third quarter were offset by higher marketing expenses. SG&A expenses in the first nine months of 2004 were $45.5 million, or 5.9 percent of sales compared with $48.2 million, or 6.7 percent of sales in the same period last year.

    Net cash provided by operating activities was $24.6 million in the first nine months of 2004 compared with $26.2 million in the same period last year. As the Company continued to invest in new stores and remodeling existing stores, capital expenditures increased to $43.0 million in the first nine months of 2004, compared to $22.1 million in the first nine months of 2003.

    Business Developments

    To date in 2004, Wild Oats Markets completed the major remodeling of six stores as part of its previously announced store remodeling initiative. Thus far in the fourth quarter, the Company has opened Wild Oats Natural Marketplace stores in Vancouver, Wash., which was a relocation of the store closed in the third quarter, and one Wild Oats store in the metropolitan Indianapolis, Ind. market. The Company will open its second Henry's Farmers Market in the metropolitan Phoenix, Ariz. area on Nov. 10, 2004, bringing the total new stores opened in 2004 to 12. Based on its current real estate development schedule, the Company now expects it will open up to 15 new stores in 2005.

    As previously announced, Wild Oats Markets is pursuing additional opportunities whereby it will offer its Wild Oats branded products in other retail environments. The Company has reached agreement to test two alternative retail concepts. The first -- a test in the Chicago market with Peapod, the country's leading Internet grocer -- began in October 2004. Wild Oats now offers more than 200 private label products on the Peapod site to consumers in the greater Chicago metropolitan area. The second is a three-to-five store test of a Wild Oats branded store-within-a-store concept with Stop & Shop, the largest food retailer in the Northeastern U.S., which is expected to launch in the first half of 2005.

    Company management will host a conference call and webcast with financial analysts and investors on Thursday, November 4, 2004 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss complete financial results for the third quarter ended Sept. 25, 2004. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial
(706) 634-1349. Participants should ask for the "Wild Oats third quarter 2004 earnings conference call" or reference conference ID number 1373326. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com.

    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With nearly $970 million in annual sales, the Company currently operates 108 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoatsinc.com.

    Risk Factors and Uncertainties

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; the cost of future store development; expected future comparable store sales, revenues and earnings per share; the success of the Company's marketing and merchandising programs; total reductions in SG&A from the Company's reorganization; and the future financial measures and the prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the Company's ability to execute on operational, marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended
December 27, 2003, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.


Wild Oats Markets, Inc.
Consolidated Statements of Operations
(In thousands, except per-share amounts)
(Unaudited)
--------------------------------------------------------------------------------
                                         Thirteen Weeks Ended
                                 September 25,          September 27,
                                     2004                   2003
                              ----------------------------------------
Sales                         $250,739    100.0%    $237,028    100.0%
Cost of goods sold and
 occupancy costs               181,864     72.5%     168,158     70.9%
                              --------              --------

   Gross profit                 68,875     27.5%      68,870     29.1%

Direct store expenses           57,898     23.1%      53,114     22.4%
                              --------              --------

   Store contribution           10,977      4.4%      15,756      6.6%

Selling, general and
 administrative expenses        15,517      6.2%      15,472      6.5%
Loss on disposal of assets         192      0.1%         661      0.3%
Pre-opening expenses             1,399      0.6%         616      0.3%
Restructuring and asset
 impairment charges
 (income), net                   2,124      0.8%         134      0.1%
                              --------              --------

   Income (loss) from
    operations                  (8,255)               (1,127)    -0.5%

Loss on early
 extinguishment of debt                      --                     --
Interest income                    370      0.1%         199      0.1%
Interest expense                (1,179)    -0.5%        (484)    -0.2%
                              --------              --------

   Income (loss) before
    income taxes                (9,064)               (1,412)    -0.6%

Income tax expense
 (benefit)                      (2,999)     0.1%        (551)    -0.2%
                              --------              --------

   Net income (loss)           $(6,065)     0.1%       $(861)    -0.4%
                              ========              ========


Basic net income per
 common share                   $(0.21)               $(0.03)
                              ========              ========

Weighted average number of
 common shares outstanding      28,458                29,898
                              ========              ========


Diluted net income per
 common share                   $(0.21)               $(0.03)
                              ========              ========

Weighted average number
 of common shares
 outstanding, assuming
 dilution                       28,458                29,898
                              ========              ========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.


Wild Oats Markets, Inc.
Consolidated Statements of Operations
(In thousands, except per-share amounts)
(Unaudited)
--------------------------------------------------------------------------------
                                        Thirty-Nine Weeks Ended
                                 September 25,          September 27,
                                     2004                   2003
                              ----------------------------------------

Sales                         $766,231    100.0%    $715,263    100.0%
Cost of goods sold and
 occupancy costs               547,070     71.4%     504,312     70.5%
                              --------              --------

   Gross profit                219,161     28.6%     210,951     29.5%

Direct store expenses          171,212     22.3%     154,305     21.6%
                              --------              --------

   Store contribution           47,949      6.3%      56,646      7.9%

Selling, general and
 administrative expenses        45,456      5.9%      48,246      6.7%
Loss on disposal of assets         170      0.0%       2,029      0.3%
Pre-opening expenses             3,500      0.5%       1,639      0.2%
Restructuring and asset
 impairment charges
 (income), net                   2,289      0.3%      (1,747)    -0.2%
                              --------              --------

   Income (loss) from
    operations                  (3,466)    -0.5%       6,479      0.9%

Loss on early extinguishment
 of debt                            --                  (186)
Interest income                    778      0.1%         554      0.1%
Interest expense                (1,986)    -0.3%      (2,319)    -0.3%
                              --------              --------

   Income (loss) before
    income taxes                (4,674)    -0.6%       4,528      0.6%

Income tax expense (benefit)    (1,329)    -0.2%       1,766      0.2%
                              --------              --------

   Net income (loss)           $(3,345)    -0.4%      $2,762      0.4%
                              ========              ========

Basic net income per
 common share                   $(0.11)                $0.09
                              ========              ========

Weighted average number of
 common shares outstanding      29,480                29,792
                              ========              ========


Diluted net income per
 common share                   $(0.11)                $0.09
                              ========              ========

Weighted average number
 of common shares
 outstanding, assuming
 dilution                       29,480                30,169
                              ========              ========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.


Wild Oats Markets, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
--------------------------------------------------------------------------------
                                        Sep 25, 2004      Dec 27, 2003
                                        (unaudited)
                                       --------------------------------
Assets
Current assets:
   Cash and cash equivalents              $28,068            $17,400
   Short term investments                  26,299                 --
   Inventories, net                        53,059             46,621
   Accounts receivable, net                 2,701              4,038
   Prepaid expenses and other
    current assets                          9,389              8,793
                                         --------           --------

      Total current assets                119,516             76,852

Property and equipment, net               151,659            130,989
Intangible assets, net                    112,776            113,380
Other long term assets                     18,949             15,370
                                         --------           --------

Total assets                             $402,900           $336,591
                                         ========           ========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                       $77,369            $74,256
   Accrued liabilities                     45,731             42,998
   Current portion of debt and
    capital leases                             27                 14
                                         --------           --------

      Total current liabilities           123,127            117,268

Long-term debt and capital leases         115,190             30,179
Other long-term liabilities                13,674             14,058
                                         --------           --------

      Total liabilities                   251,991            161,505
                                         --------           --------

Stockholders' equity:
   Preferred stock, $0.001 par
    value; 5,000,000 shares
    authorized; no shares issued
    and outstanding                            --                 --
   Common stock, $0.001 par value;
    60,000,000 shares
    authorized; 30,462,534 and
    30,063,421 shares issued                   30                 30
   Additional paid-in capital             210,616            206,585
   Accumulated deficit                    (35,122)           (31,777)
   Treasury  stock at cost;
    1,977,800 shares as of
    September 25, 2004                    (24,999)                --
   Accumulated other comprehensive
    income                                    384                248
                                         --------           --------
      Total stockholders' equity          150,909            175,086
                                         --------           --------

Total liabilities and stockholders'
 equity                                  $402,900           $336,591
                                         ========           ========


Wild Oats Markets, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
---------------------------------   ------------------  ------------------
                                     Thirteen Weeks     Thirty-Nine Weeks
                                         Ended                Ended
                                    ------------------  ------------------
                                    Sept 25,  Sept 27,  Sept 25,  Sept 27,
                                      2004     2003      2004       2003
Cash Flows From Operating Activities:
  Net income (loss)                $(6,065)   $(861)   $(3,345)    $2,762
Adjustments to reconcile net income
 (loss) to net cash
  from operating activities:
    Depreciation and amortization    6,175    5,898     18,745     16,764
    Deferred tax expense (benefit)  (3,508)    (587)    (1,482)     1,635
    Loss on disposal of property
     and equipment                     192      661        170      2,029
    Noncash restructuring and
     asset impairment charges
     (income), net                   2,124      134      2,251     (1,747)
    Other                             (536)      26       (447)        79
  Change in assets and liabilities,
   net                               2,555      590      8,676      4,680
                                   -------  -------    -------    -------

      Net cash provided by operating
       activities                      937    5,861     24,568     26,202
                                   -------  -------    -------    -------

Cash Flows From Investing Activities:
  Capital expenditures             (13,482)  (8,554)   (42,980)   (22,070)
  Short term investments           (26,287)      --    (26,287)        --
  Proceeds from sale of property
   and equipment                        24      322        988        326
                                   -------  -------    -------    -------

      Net cash used in investing
       activities                  (39,745)  (8,232)   (68,279)   (21,744)
                                   -------  -------    -------    -------

Cash Flows From Financing Activities:
  Net repayments on line of credit      --   (2,600)   (30,179)    (6,700)
  Net increase (decrease) in book
   overdraft                           277     (195)    (5,215)      (489)
  Repayments on notes payable,
   long-term debt and capitalized
   leases                              (13)      (4)       (50)   (37,102)
  Proceeds from long-term debt          --       --    115,150     37,879
  Purchase of Treasury Stock            --       --    (24,999)        --
  Payment of debt issuance costs      (230)             (3,866)      (721)
  Proceeds from issuance of common
   stock                               818    1,112      3,370      2,455
                                   -------  -------    -------    -------

      Net cash provided by (used in)
       financing activities            852   (1,687)    54,211     (4,678)
                                   -------  -------    -------    -------

Effect of exchange rate changes on
 cash                                  253       (6)       168         64
                                   -------  -------    -------    -------

Net (decrease) increase in cash and
 cash equivalents                  (37,703)  (4,064)    10,668       (156)
Cash and cash equivalents at
 beginning of period                65,771   15,275     17,400     11,367
                                   -------  -------    -------    -------

Cash and cash equivalents at
 end of period                     $28,068  $11,211    $28,068    $11,211
                                   =======  =======    =======    =======

Certain prior period information has been reclassified to conform to the current presentation.


SOURCE  Wild Oats Markets, Inc.
    -0-                             11/04/2004
    /CONTACT: Sonja Tuitele, Corporate Communications, Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com /
    (OATS)

CO:  Wild Oats Markets, Inc.
ST:  Colorado
IN:  REA SUP FOD
SU:  ERN CCA